SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2005

IMAGISTICS INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-16449	06-1611068
(Commission File Number)	(IRS Employer Identification No.)

100 Oakview Drive Trumbull, Connecticut	06611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 365-7000

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

   Introductory Note

     On October 17, 2005, at 12:00 midnight, New York City time, the initial offer period expired for the tender offer (the “Offer”), by Orange Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Océ N.V., a company organized under the laws of the Netherlands (“Parent”), to purchase all outstanding shares of the common stock, par value $0.01 per share (the “Common Stock”) of Imagistics International Inc., a Delaware corporation (the “Company”), and the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”; such Rights, together with the Common Stock, are the “Shares”) issued pursuant to the Rights Agreement dated as of September 28, 2001, as amended, between the Company and Equiserve Trust Company, N.A., as Rights Agent, for $42.00 per Share, net to the seller in cash (such amount, or any greater amount per Share paid in the Offer, the “Offer Price”).

     The Offer was commenced on September 19, 2005, pursuant to an Agreement and Plan of Merger dated as of September 15, 2005 by and among the Company, Parent and Purchaser (the “Merger Agreement’). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, as soon as practicable after the consummation of the Offer, and in accordance with the Delaware General Corporation Law (the “Delaware Law”), Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by the Company in treasury, by any of the Company’s subsidiaries, or by Parent, Purchaser or any of their wholly owned subsidiaries and Shares with respect to which appraisal rights under Section 262 of the Delaware Law are properly exercised) will be converted into the right to receive cash in the amount of the Offer Price, without interest.

     On October 18, 2005, Parent accepted for payment Shares validly tendered and not withdrawn in the Offer constituting approximately 86 percent of the issued and outstanding Shares.

   Item 1.01. Entry into a Material Definitive Agreement

     On October 21, 2005, in connection with the payment by Purchaser for Shares validly tendered and not withdrawn during the initial offering period of the Offer, the Company entered into a Master Credit and Deposit Agreement dated as of October 21, 2005 (the “Master Agreement”), with Océ-USA Holding, Inc., a Delaware corporation and a subsidiary of Parent (“Holding”).

     The Master Agreement provides that, from time to time between October 21, 2005 and October 20, 2010 (the “Drawdown Period”), the Company may, upon two business days’ prior notice and subject to the terms and conditions of the Master Agreement, draw advances from Holding in amounts up to $100,000,000 in the aggregate (determined after netting out any deposits made by the Company with Holding as described below). Such advances will be made in U.S. dollars, in multiples of $100,000, for such number of 30-day interest periods as determined by the Company (but not extending beyond expiration of the Drawdown Period). The Company will pay interest on such advances on the last day of each interest period, at a rate equal to 130 percent of the annual federal interest rate applicable to the requested term of the advance, as published by the U.S. Department of Treasury and in effect for the month in which the Company requests the advance. Such advances are prepayable, in whole or in multiples of $100,000, without premium or penalty, on the last day of any interest period following 10 days’ prior notice.

     The Master Agreement also provides that, from time to time during the Drawdown Period, the Company may, upon two business day’s prior notice and subject to the terms and conditions of the Master Agreement, place deposits with Holding (by depositing in a bank account in the name of Holding as designated by Holding). Such deposits will be in U.S. dollars and in multiples of $100,000. Holding will pay interest on such deposits on the last day of each interest period, at a rate equal to the rate charged by Holding’s bankers for deposits of comparable amounts and periods, less a margin of 0.25% per annum. Such deposits are prepayable, in whole or in multiples of $100,000, without premium or penalty, on the last day of any interest period following two days’ prior notice.

     Holding may terminate the Master Agreement and declare any outstanding advances immediately due and payable following: (a) a payment default under the Master Agreement, following 10 days’ notice; (b) any other default under the Master Agreement and failure to cure following 30 days’ notice; (c) certain defaults under other material financing arrangements; (d) condemnation of a substantial part of the property of the Company or certain similar events; (e) the Company becoming insolvent or certain similar events; (f) institution of bankruptcy or similar proceedings by or against the Company; (g) the Company ceasing or threatening to cease all or a substantial part of its operations, or transferring or disposing of all or a substantial part of its assets; or (h) the termination of any authorization necessary to enable the Company to comply with its obligations under the Master Agreement.

     Under the Master Agreement, the Company has agreed to certain negative covenants which, subject to exceptions set forth in the Master Agreement, prohibit the Company from: (i) selling, transferring or otherwise disposing of any of its assets to third parties on terms where it is or may be leased to or re-acquired or acquired by Holding or any of its subsidiaries; (ii) selling, transferring or otherwise disposing of its receivables on recourse terms; (iii) entering into arrangements under which money or the benefit of any bank or other account may be applied, set-off or made subject to a combination of accounts (other than in respect of certain derivative transactions); or (iv) entering into any other preferential arrangement having a similar effect in circumstances where the transaction is entered into primarily as a method of raising indebtedness.

     By virtue of the acceptance for payment of Shares by Purchaser pursuant to the Offer, as described above under “Introductory Note,” the Company became a majority owned subsidiary of Purchaser and Parent and an affiliate of Holding.

   Item 1.02. Termination of a Material Definitive Agreement

     On October 21, 2005, the Company repaid in full and terminated the Credit Agreement dated as of November 9, 2001 by and among the Company, Bank of America, N.A. (as successor to Fleet Capital Corporation) (together with its successors and assigns, “Bank of America”), and the other financial institutions party to the Existing Credit Agreement (as defined below) as lenders (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, as administrative agent (the “Administrative Agent”) for the Lenders with respect to the Existing Credit Agreement, as amended by the First Amendment Agreement dated as of March 19, 2002, the Second Amendment Agreement dated as of July 19, 2002, the Third Amendment Agreement dated as of March 5, 2003, the Fourth Amendment Agreement dated as of May 16, 2003, the Fifth Amendment Agreement dated as of May 7, 2004, the Sixth Amendment Agreement dated as of June 1, 2004, the Seventh Amendment Agreement dated as of June 15, 2005 and the Eight Amendment Agreement dated as of October 17, 2005 (as amended, the “Existing Credit Agreement”).

     The material terms of the Credit Agreement were described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, under “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Such description is hereby incorporated into this report by reference.

     The outstanding balance under the Existing Credit Agreement was repaid in full using proceeds of the Master Agreement described in Item 1.01. The repayment and termination of the Existing Credit Agreement was effected in connection with the completion of the Offer as described above under “Introductory Note”.

     There is no material relationship between the Company and any of the parties to the Credit Agreement, except that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), an affiliate of Merrill Lynch Capital Corporation, a Lender under the Credit Facility, has acted as financial advisor to the Company in connection with the transactions contemplated by the Merger Agreement.

     Pursuant to an engagement letter dated August 16, 2005 with Merrill Lynch, the Company agreed to pay Merrill Lynch (i) a fee (the “Success Fee”) of 0.90 percent of the aggregate purchase price (which is defined to include both the consideration for the acquisition by Purchaser of Shares and the value of debt of the Company assumed or acquired by Purchaser or retired by the Company) in connection with the acquisition by Purchaser of Shares of the Company in the transactions contemplated by the Merger Agreement, all of which is contingent upon the consummation of the Offer or (ii) a fee of 25 percent of any termination or break-up fee (net of certain expenses) received by Purchaser in connection with the transaction, subject to a cap in the case of (ii) of 50 percent of the Success Fee. Assuming the completion of the Offer at the current Offer Price of $42.00 per Share, and the completion of the Merger, and based on the number of Shares and stock options outstanding as of September 9, 2005, and the indebtedness of the Company as of September 14, 2005, the Company has estimated the Success Fee would be approximately $6.79 million.

     Merrill Lynch has in the past provided financing services to the Company or its affiliates and may continue to do so in the future and has received, and may receive, fees for rendering such services. In the ordinary course of its business, Merrill Lynch may actively trade the Shares and other securities of the Company, as well as securities of Parent, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The description set forth above under Item 1.01 is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: October 27, 2005

IMAGISTICS INTERNATIONAL INC.

By:	/s/ Mark S. Flynn

	Name:	Mark S. Flynn
	Title:	Vice President, General
Counsel and Secretary